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Los Angeles, CA 90071-1568
Report of Independent Registered Public Accounting Firm

The Board of Directors
Countrywide Financial Corporation:
We have examined management's assessment, included in the Assessment of Compliance with Applicable
Servicing Criteria, that Countrywide Financial Corporation and certain of its subsidiaries, including its direct and indirect wholly owned subsidiaries, Countrywide Home Loans, Inc. (CHL), Countrywide Tax
Services Corporation, Newport Management Corporation, and Countrywide Home Loans Servicing L.P., a
wholly owned subsidiary of CHL (collectively, the Company), complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission's Regulation AB for publicly issued residential mortgage-backed securities (securities collateralized by residential mortgage loans, including prime, alternative loan products, subprime, HELOC, and closed seconds) issued on or after January 1, 2006 for which the Company provides cash collection and administration, investor remittances and reporting
(except for those activities relating to trustee and paying agent services), and pool asset administration
(except for those activities relating to custodial operations of pool assets and related documents), collectively, "Servicing Functions", excluding any transactions issued by any government sponsored enterprise for which the Company provides Servicing Functions (the Platform), as of and for the year ended December 31, 2007. The Platform includes all servicing criteria set forth in Schedule A to the
Assessment of Compliance with Applicable Servicing Criteria except for the Inapplicable Servicing
Criteria and portions of the criteria footnoted on that schedule, wh ich are inapplicable to the Company based on the activities it performs with respect to the Platform. Management is responsible for the
Company's compliance with those servicing criteria. Our responsibility is to express an opinion on management's assessme nt about the Company's compliance based on our examination.
Our examination was conducted in accordance with the standards of the Public Company Accounting
Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the
Company's compliance with the servicing criteria specified above and performing such other procedures as we considered necessary in the circumstances. Our examination included testing selected asset -backed transactions and securities that comprise the Platform, testing selected servicing activities related to the
Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the servicing criteria. Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opin ion. Our examination does not provide a legal determination on the Company's compliance with the servicing criteria.

KPMG LLP, a U.S. limited liability partnership, is the U.S.
member firm of KPMG International, a Swiss cooperative.
In our opinion, management's assessment that the Company complied with the aforementioned servicing criteria as of and for the year ended December 31, 2007 is fairly stated in all material respects.
/ s / K P M G L L P
Los Angeles, California
February 28, 2008